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                     January 3, 2023

       Cliff (Ming Hang) Chong
       Chief Financial Officer
       Globalink Investment Inc.
       1180 Avenue of the Americas, 8th Floor
       New York, NY 10036

                                                        Re: Globalink
Investment Inc.
                                                            Amendment No. 1 to
Form 10-K for the Fiscal Year Ended December 31, 2021
                                                            Filed December 5,
2022
                                                            File No. 001-4112

       Dear Cliff (Ming Hang) Chong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction